Exhibit 4.7

MAGNETECH INTEGRATED SERVICES CORP.

SUBORDINATED SECURED CONVERTIBLE DEBENTURE

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS DEBENTURE NOR THE SECURITIES INTO WHICH THIS DEBENTURE ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. THE HOLDER OF THIS DEBENTURE WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS DEBENTURE OF THE RESALE RESTRICTIONS REFERRED TO IN THE FOREGOING SENTENCE.

$______________	_________, 2005

FOR VALUE RECEIVED, MAGNETECH INTEGRATED SERVICES CORP., an Indiana corporation ("Company"), with its principal office at 1125 South Walnut Street, South Bend, Indiana 46619, promises to pay to the order of ______________________________________________ ("Holder"), the principal amount of ________________________________________ Dollars ($_________) on February 28, 2007 (the “Maturity Date”), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public or private debts. Interest shall accrue daily and shall be payable on the unpaid balance of said principal amount from time to time outstanding at the rate of six percent (6%) per annum; provided, however, that for the period from and including the date of the occurrence of any Event of Default as set forth in Section 3, to but not including the date such Event of Default is cured or waived, the interest rate shall be increased to fifteen percent (15%) per annum.

This Debenture is issued pursuant to a subordinated convertible debenture purchase agreement between the Company and the Holder ("Purchase Agreement") and is secured by a second lien on certain collateral more specifically described in that certain Security Agreement entered into by the Company for the benefit of the Holder and Strasbourger Pearson Tulcin Wolff, Inc., as agent for holders (the “Agent”), among others ("Security Agreement"), both of which are available for inspection at the Company's principal office. Reference herein to the Purchase Agreement and the Security Agreement shall in no way impair the absolute and unconditional obligation of the Company to pay both principal and interest hereon as provided herein, subject to the subordination provided below.

1) Subordination. Notwithstanding anything herein to the contrary, the obligations of the Company created by this Debenture are subordinate in right of payment to any amounts owing by the Company pursuant to that certain Commercial Security Agreement dated November 1, 2004 by and between Magnetech Industrial Services Inc., a wholly owned subsidiary of the Company (“Industrial”), and MFB Financial creating a $3 million credit facility (the “Credit Facility”). So long as the Credit Facility is not in default and there is no condition, event or act which, with the giving of notice, passage of time or both, would constitute a default, the Company may make interest payments; provided however no principal payments may be made without the prior consent of the lender of the Credit Facility. The Company reserves the right to refinance the obligations under the Credit Facility with new lenders in amounts not to exceed the maximum amount permitted under the existing Credit Facility. The Debentures without further action on the part of the holders or the Company will be subordinate to such new credit facility.

2) Prepayment. Notwithstanding anything herein to the contrary, this Debenture may be prepaid or called by the Company at any time in whole, or in part, without penalty or premium, subject to the subordination in favor of the lender of the Credit Facility. Any notice to redeem ("Redemption Notice") must be given to all Registered Holders no less than thirty (30) days nor more than forty-five (45) days prior to the date set forth for redemption ("Redemption Date"). The Registered Holder shall receive all of the principal and accrued interest in cash unless the Registered Holder elects to receive all of such principal and accrued interest in the number of shares of Common Stock as is equal to the Conversion Formula (as defined below) by sending written notice of such election to the Company at the address set forth in Section 9.4 no less than ten (10) days prior to the Redemption Date. This Debenture shall be paid (and prepaid, if applicable) only pro rata with certain additional debentures of like tenor being issued contemporaneously herewith, subject to each Holder’s conversion rights. The date designated for repayment in the Redemption Notice shall be the “Prepayment Date”.

3) Events of Default.

i) Upon the occurrence of any of the following events (herein called "Events of Default"):

(1) The Company shall fail to pay the principal of or interest on this Debenture when due;

(2) An Event of Default shall occur under the Credit Facility giving effect to any applicable notice provisions or cure periods set forth in the documents;

(3) (A) The Company or any of its subsidiaries shall commence any proceeding or other action relating to it in bankruptcy or seek reorganization, arrangement, readjustment of its debts, receivership, dissolution, liquidation, winding-up, composition or any other relief under any bankruptcy law, or under any other insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law, of any jurisdiction, domestic or foreign, now or hereafter existing; or (B) the Company or any of its subsidiaries shall admit the material allegations of any petition or pleading in connection with any such proceeding; or (C) the Company or any of its subsidiaries shall apply for, or consent or acquiesce to, the appointment of a receiver, conservator, trustee or similar officer for it or for all or a substantial part of its property; or (D) the Company or any of its subsidiaries shall make a general assignment for the benefit of creditors;

(4) (A) The commencement of any proceedings or the taking of any other action against the Company or any of its subsidiaries in bankruptcy or seeking reorganization, arrangement, readjustment of its debts, liquidation, dissolution, arrangement, composition, or any other relief under any bankruptcy law or any other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing and the continuance of any of such events for sixty (60) days undismissed, unbonded or undischarged; or (B) the appointment of a receiver, conservator, trustee or similar officer for the Company or any of its subsidiaries for any of its property and the continuance of any of such events for sixty (60) days undismissed, unbonded or undischarged;

(5) An "Event of Default" (as defined in the Security Agreement) shall have occurred under the Security Agreement, after giving effect to any applicable notice provisions and cure periods set forth in the Security Agreement;

(6) The Company or Industrial shall fail to perform any obligation of the Company contained in the Purchase Agreement if such failure continues for ten (10) consecutive days; provided, however, that if such failure is capable of being cured, such failure is not cured within ten (10) days after the Company's and/or Industrial’s receipt of written notice of same;

(7) The Company shall fail to comply with any of its obligations under this Debenture, other than payment if such failure continues for ten (10) consecutive days; provided, such failure is not remedied within thirty (30) days after the Company's receipt of written notice of same;

(8) The Company or any of its subsidiaries shall default with respect to any indebtedness for borrowed money (other than under this Debenture) in a principal amount in excess of $200,000 if either (a) the effect of such default is to allow the creditor to accelerate the maturity of such indebtedness (giving effect to any applicable grace periods) or (b) the holder of such indebtedness declares the Company or any of its subsidiaries to be in default (giving effect to any applicable grace periods);

(9) Any judgment or judgments against the Company or any of its subsidiaries or any attachment, levy or execution against any of its properties for any amount in excess of $50,000 in the aggregate shall remain unpaid, or shall not be released, discharged, dismissed, stayed or fully bonded for a period of forty-five (45) days or more after its entry, issue or levy, as the case may be;

(x) Any representation or warranty made by the Company or Industrial in the Purchase Agreement shall have been incorrect in any material way; or

(xi) The Company shall fail to comply with any of its obligations under the Registration Rights Agreement, dated the date hereof, between the Company and the Holder if such failure continues for ten (10) days, provided, however, that if such failure is capable of being cured, such failure is not cured within ten (10) days after Company’s receipt of written notice of same;

then, and in any such event, the Holder, at its option and without any written notice to the Company, may declare the entire principal amount of this Debenture then outstanding together with accrued unpaid interest thereon immediately due and payable, and the same shall forthwith become immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived. The Events of Default listed herein are solely for the purpose of protecting the interests of the Holder of this Debenture. If the Debenture is not paid in full upon acceleration, as required above, interest shall accrue on the outstanding principal of and interest on this Debenture from and including the date of the Event of Default to but not including the date of payment at a rate equal to the lesser of fifteen percent (15%) per annum or the maximum interest rate permitted by applicable law.

ii) Non-Waiver and Other Remedies. No course of dealing or delay on the part of the Holder of this Debenture in exercising any right hereunder shall operate as a waiver or otherwise prejudice the right of the Holder of this Debenture. No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

iii) Collection Costs; Attorney's Fees. In the event this Debenture is turned over to an attorney for collection or Holder otherwise seeks advice of an attorney in connection with the exercise of its rights hereunder upon the occurrence of an Event of Default, the Company agrees to pay all reasonable costs of collection, including reasonable attorney's fees and expenses and all out of pocket expenses incurred in connection with such collection efforts, which amounts may, at the Holders option, be added to the principal hereof.

4) Obligation to Pay Principal and Interest: Covenants. No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Debenture at the place, at the respective times, at the rates, and in the currency herein prescribed.

a) Affirmative Covenants. The Company covenants and agrees that, while this Debenture is outstanding, it shall:

i) Ensure that Industrial pay all senior obligations accruing under the Credit Facility;

ii) Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or its subsidiaries, or upon its or its subsidiaries’ income and profits, or upon any properties belonging to it or its subsidiaries before the same shall be in default; provided, however, that the Company and its subsidiaries shall not be required to pay any such tax, assessment, charge or levy that is being contested in good faith by proper proceedings and adequate reserves for the accrual of same are maintained if required by generally accepted accounting principles;

iii) Preserve its and its subsidiaries’ corporate existence and continue to engage in business of the same general type as conducted as of the date hereof; and

iv) Comply in all respects with all statutes, laws, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations and requirements ("Requirement(s)") of all governmental bodies, departments, commissions, boards, companies or associations insuring the premises, courts, authorities, officials, or officers, that are applicable to the Company; except where the failure to comply would not have a material adverse effect on the Company; provided that nothing contained herein shall prevent the Company from contesting the validity or the application of any Requirements.

b) Negative Covenants. The Company covenants and agrees that while this Debenture is outstanding it will not directly or indirectly:

i) Make or forgive any loans to any Insiders or guarantee or otherwise in any way become or be responsible for indebtedness for borrowed money, or for obligations, in either case of any of the Insiders, contingently or otherwise, other than such guaranties existing as of the date hereof and advancement of expenses in the ordinary course of business. For purposes of this Debenture, “Insiders shall mean any officer, director or 5% or greater shareholder of the Company or Industrial;

ii) Declare or pay any cash dividends or make any interest payments in cash to the holders of any of its or its subsidiaries’ outstanding equity or debt securities;

iii) Sell, transfer or dispose of any of its or its subsidiaries’ assets other than in the ordinary course of its business and for fair value;

iv) Purchase, redeem, retire or otherwise acquire for value any of its or its subsidiaries’ capital stock now or hereafter outstanding;

v) Increase the salary or other compensation or benefits paid or provided to any officer or director of the Company or Industrial except to the extent that such increase (a) is commercially reasonable and in accordance with industry standards and (b) is approved by a majority of the non-employee members of the Board of Directors of such Borrower;

(f) Directly or indirectly incur or guarantee, assume or suffer any indebtedness, other than (i) the indebtedness evidenced by this Debenture and the other Debentures and (ii) the Credit Facility;

(g)  Directly or indirectly issue any equity securities, or securities convertible into, or exchangeable or exercisable for any such equity securities; or

(h) Directly or indirectly allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its subsidiaries other than any encumbrances of the Company or any of its subsidiaries as of the date hereof.

5) Conversion.

a) Right to Convert. Each Holder may at any time and from time to time, commencing thirty (30) days after the original issuance of the Debenture, convert all or any amount of the principal amount and accrued interest of the Debentures then owned by such Holder into such number of shares of Common Stock of the Company as is equal to the then-outstanding principal balance of this Debenture, divided by 0.3404926 (the “Conversion Formula”).

b) Mechanics and Effect of Conversion. In order to convert the unpaid principal amount hereof and accrued interest thereon into shares of Common Stock, the Holder shall surrender this Debenture, with the form of Notice of Conversion annexed to this Debenture completed and executed, to the Company at its principal executive office. The Company shall, as soon as practicable, but not later than five (5) business days after the date of receipt of this Debenture, issue and deliver to a location in the United States designated by the Holder a certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date on which the written notice is received by the Company in accordance herewith ("Conversion Date"), and the Holder shall be treated for all purposes as the record holder of such shares of Common Stock as of such Conversion Date.

c) Issuance of Common Stock. All Common Stock which may be issued upon conversion of the Debenture will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issue thereof. At all times that any Debentures are outstanding, the Company shall have authorized and shall have reserved for the purpose of issuance upon such conversion into Common Stock of all Debentures, a sufficient number of shares of Common Stock to provide for the conversion of all outstanding Debentures into the number of shares of Common Stock equal to the then effective Conversion Formula. Without limiting the generality of the foregoing, if, at any time, the Conversion Formula is decreased or increased, the number of shares of Common Stock authorized and reserved for issuance by the Company upon the conversion of the Debentures shall be proportionately increased or decreased, as the case may be.

d) Adjustments.

i) If the outstanding shares of the Company's Common Stock shall be subdivided or split into a greater number of shares, or a dividend in Common Stock shall be paid in respect of Common Stock, the denominator of the Conversion Formula in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or split or immediately after the record date of such dividend, be proportionately adjusted. If the outstanding shares of Common Stock shall be combined or reverse-split into a smaller number of shares, the denominator of the Conversion Formula in effect immediately prior to such combination or reverse-split shall, simultaneously with the effectiveness of such combination or reverse-split, be proportionately adjusted. When any adjustment is required to be made in the denominator of the Conversion Formula, the number of shares of Common Stock purchasable upon the conversion of this Debenture shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the conversion of this Debenture immediately prior to such adjustment, multiplied by the denominator of the Conversion Formula in effect immediately prior to such adjustment, by (ii) the denominator of the Conversion Formula in effect immediately after such adjustment.

ii) If there shall occur any capital reorganization or reclassification of the Company's Common Stock (other than a change in par value or a subdivision or combination as provided for in subsection (a) above), or the payment of a liquidating distribution, then, as part of any such reorganization, reclassification or liquidating distribution, lawful provision shall be made so that the Holder of this Debenture shall have the right thereafter to receive upon the conversion hereof (to the extent, if any, still convertible) the kind and amount of shares of stock or other securities or property which such Holder would have been entitled to receive if, immediately prior to any such reorganization, reclassification or liquidating distribution, as the case may be, such Holder had held the number of shares of Common Stock which were then purchasable upon the conversion of this Debenture. In any such case, appropriate adjustment (as reasonably determined by the Board of Directors of the Company) shall be made in the application of the provisions set forth herein with respect to the fights and interests thereafter of the Holder of this Debenture such that the provisions set forth in this Section 5.4 (including provisions with respect to adjustment of the denominator of the Conversion Formula) shall thereafter be applicable, as nearly as practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of this Debenture.

(c) No adjustment in the Conversion Formula shall be required unless such adjustment would require an increase or decrease in the denominator of the Conversion Formula of at least .00001; provided, however, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5.4 shall be made to the nearest share.

(d) Upon the happening of any event requiring an adjustment of the Conversion Formula hereunder, the Company shall forthwith give written notice thereto to the Holder of this Debenture stating the adjusted Conversion Formula and the adjusted number of shares purchasable upon the conversion hereof resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

e) Fractional Shares. The Company shall not be required to issue fractions of shares of Common Stock upon conversion. If any fractions of a share would, but for this Section 5.5, be issuable upon any conversion, in lieu of such fractional share the Company shall round up or down to the nearest whole number of shares, with a fraction of ½ being rounded up.

6.  Noncircumvention. The Company hereby covenants and agrees that the Company and its subsidiaries will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Debenture, and will at all times in good faith carry out all of the provisions of this Debenture and take all action as may be required to protect the rights of the Holder of this Debenture.

7. Voting Rights. The Holder shall have no voting rights as the holder of this Debenture, except as required by law, including but not limited to the Indiana Business Corporation Law, and as expressly provided in this Debenture.

8. Issue of Debentures. This Debenture is one of a duly authorized issue of debentures of the Company, designated the Subordinated Secured Convertible Debentures is limited in aggregate principal amount of $4,000,000. The Debentures have been offered and sold pursuant to the Company’s Private Placement Memorandum dated January 25, 2005. The obligations under this Debenture shall rank equally with all other Debentures of the same designation.

9. Required Consent. The Company may not modify any of the terms of this Debenture except in accordance with the provisions of Section 9.

9.1 The Agent, on behalf of the Holders, may modify, amend or supplement the terms of the Debentures in any way, and the Agent, on behalf of the Holders of the Debentures, may make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided by the terms of the Debentures to be made, given or taken by Holders of Debentures.

Any instrument given by the Agent on behalf of the Holders of the Debentures in connection with any consent to any such modification, amendment, supplement, request, demand, authorization, direction, notice, consent, waiver or other action will be irrevocable once given and will be conclusive and binding on all subsequent Holders of such Debenture or any Debenture issued directly or indirectly in exchange or substitution therefor or in lieu thereof. Any such modification, amendment, supplement, request, demand, authorization, direction, notice, consent, waiver or other action will be conclusive and binding on all Holders of Debentures, whether or not they have given such consent, and whether or not notation of such modification, amendment, supplement, request, demand, authorization, direction, notice, consent, waiver or other action is made upon the Debentures. Notice of any modification or amendment of, supplement to, or request, demand, authorization, direction, notice, consent, waiver or other action with respect to the Debentures shall be given to each registered Holder of Debentures affected thereby, in all cases as provided herein.

Debentures executed and delivered after the effectiveness of any such modification, amendment, supplement, request, demand, authorization, direction, notice, consent, waiver or other action shall bear a notation in the form reasonably approved by the Company as to any matter provided for in such modification, amendment, supplement, request, demand, authorization, direction, notice, consent, waiver or other action. New Debentures modified to conform to any such modification, amendment, supplement, request, demand, authorization, direction, notice, consent, waiver or other action may be prepared by the Company and executed and delivered in exchange for outstanding Debentures.

9.2 Lost Documents. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Debenture or any Debenture exchanged for it, and (in the case of loss, theft or destruction) of indemnity satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Debenture, if mutilated, the Company will make and deliver in lieu of such Debenture a new Debenture of like tenor and unpaid principal amount and dated as of the original date of the Debenture.
9.3 Benefit. This Debenture shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, successors and assigns.

9.4 Notices and Addresses. All notices, offers, acceptances and any other acts under this Debenture (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressee in person, by overnight courier service or similar receipted delivery, or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

To Holder:	To Holder's address listed on the Purchase Agreement

To the Company:	Magnetech Integrated Services Corp.
1125 South Walnut Street
South Bend, Indiana 46619
Tel: (574) 234-8131
Fax: (574) 232-7648
Attn: John A. Martell, President

or to such other address as any of them, by notice to the others may designate from time to time. Time shall be counted to, or from, as the case may be, the date of delivery in person, one (1) business day if delivered by overnight courier or three (3) business days after mailing.

9.5 Governing Law. This Debenture shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Debenture shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of

New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

9.6 Section Headings. Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part any of the terms or provisions of this Debenture.

9.7 Survival of Agreements. The agreements contained herein shall survive the delivery of this Debenture.

IN WITNESS WHEREOF, this Debenture has been executed and delivered on the date specified above by the duly authorized representative of the Company.

MAGNETECH INTEGRATED SERVICES CORP.

By:	/s/ John A. Martell
John A. Martell
President and Chief Executive Officer

NOTICE OF CONVERSION

(To Be Completed and Signed Only Upon Conversion of Debenture)

TO:	MAGNETECH INTEGRATED SERVICES CORP.
1125 South Walnut Street
South Bend, Indiana 46619
Attn: John A. Martell, President

The undersigned, the Holder of the attached Debenture, hereby surrenders such Debenture for conversion of $_________ in principal amount thereof for the number of shares of Common Stock of MAGNETECH INTEGRATED SERVICES CORP. equal to the Conversion Formula in effect upon your receipt of the foregoing Debenture and requests that a certificate for such shares be issued to the undersigned Holder at the address indicated below.

The undersigned hereby confirms to Magnetech Integrated Services Corp. the truth and accuracy of the representations and warranties made by the undersigned in the Purchase Agreement and accepted by the Company, as if such representations and warranties were made on the date hereof.

Dated:
Name of Entity, if any

Signature*

Title, if applicable

Print Name

Address

_________________
*  Must conform in all respects to name of Holder as specified on the face of the Debenture.

ASSIGNMENT

(To be executed by the Holder to Effect a Transfer of the Attached Debenture)

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer unto ________________________________________________, with an address of ___________________
______________________________________________________________________, all right, title and interest of the undersigned in the attached Debenture of Magnetech Integrated Services Corp. ("Company") and does hereby authorize the Company to transfer such right on the books of the Company.

Dated:
Name of Entity, if any

Signature*

Title, if applicable

Print Name

_____________

•	Must conform in all respects to name of Holder as specified on the face of the Debenture.

13

Schedule 1

Purchaser(s)

MAGNETECH INTEGRATED SERVICES CORP.
Private Placement of Subordinated Secured Convertible Debentures

Purchaser	Closing Date	Principal Amount of Debentures	Warrants

David L. Cohen	3/4/2005	$100,000.00	105,729
Michael Poujol & Angela Poujol JTWROS	3/4/2005	$250,000.00	264,323
Gregg M. Gaylord & Linda S. Covillon Gaylord LV TR 1/18/99	3/4/2005	$50,000.00	52,865
Pershing as Cust., IRA FBO Thomas D'Avanzo	3/4/2005	$50,000.00	52,865
Dr. Frank Lake, III	3/4/2005	$30,000.00	31,719
Dr. Leo Mazzocchi & Nancy T. Mazzocchi JTWROS	3/4/2005	$25,000.00	26,432
William Sybesma & Martina Jane Sybesma JTWROS	3/4/2005	$75,000.00	79,297
Gary M. Glasscock	3/4/2005	$100,000.00	105,729
Dr. Domenic Strazzulla	3/4/2005	$50,000.00	52,865
RS & VS Ltd., SJDE LLC Gen. Partner	3/4/2005	$25,000.00	26,432
Stephen T. Skoly, Jr.	3/4/2005	$50,000.00	52,865
Thomas J. Keeney	3/4/2005	$25,000.00	26,432
Paul Quattrocchi & Danielle Quattrocchi JTWROS	3/4/2005	$25,000.00	26,432
Dr. Barry G. Landry	3/4/2005	$50,000.00	52,865
Robert L. Thompson MD TR ISERP Profit Sharing Plan FBO Robert L. Thompson MD	3/4/2005	$25,000.00	26,432
Dr. Michael O. Bernstein	3/4/2005	$50,000.00	52,865
Steven A. Lamb	3/4/2005	$50,000.00	52,865
Norman Dudey TR The Norman Dudey Trust U A Dated 6/10/1991 FBO Norman Dudey	3/4/2005	$50,000.00	52,865
Frank R. Cserpes Jr. & Sharon M. Cserpes TRS Frank R. Cserpes Jr. Trust DTD 4/12/02 AMD DTD 1/22/03	3/4/2005	$50,000.00	52,865
Edward Lagomarsino	3/4/2005	$250,000.00	264,323
Pershing as Cust., SEP FBO Rodney Schorlemmer	3/4/2005	$50,000.00	52,865
Mollie Ann Peters	3/4/2005	$20,000.00	21,146
Paul V. Nugent Jr. & Jeanne Mentus Nugent JTWROS	3/4/2005	$25,000.00	26,432
Albert Jim Barboni	3/4/2005	$30,000.00	31,719
StarInvest Group, Inc.	3/4/2005	$400,000.00	422,917
SwissFinanz Partner AG	3/4/2005	$130,000.00	137,448
Marcel Riedel	3/4/2005	$20,000.00	21,146
Alfred Schneider	3/4/2005	$20,000.00	21,146
Maya Salzmann	3/4/2005	$50,000.00	52,865
Daniel Stahl	3/4/2005	$80,000.00	84,583
Elizabeth Kuhn	3/4/2005	$50,000.00	52,865
Paul Remensberger	3/4/2005	$20,000.00	21,146
Heinz Wattenhofer	3/4/2005	$25,000.00	26,432
Rolph R. Berg-Jaquet	3/4/2005	$10,000.00	10,573
Marie Luise Fuchs	3/4/2005	$10,000.00	10,573
Josefine Hausammann	3/4/2005	$10,000.00	10,573
Hans Hausammann	3/4/2005	$15,000.00	15,859
Roger Buerki	3/4/2005	$10,000.00	10,573
Hans Nef-Maag	3/4/2005	$60,000.00	63,437
James Ladner	3/4/2005	$50,000.00	52,865
Max Gertsch	3/4/2005	$15,000.00	15,859
Roland Bertschy	3/4/2005	$5,000.00	5,286
Christian Baumberger	3/4/2005	$10,000.00	10,573
Fred Kin	3/4/2005	$20,000.00	21,146
Robert C. Ingram, III	3/8/2005	$50,000.00	52,865
Kilmare Worldwide Inc.	3/8/2005	$25,000.00	26,432
StarInvest Group, Inc.	3/8/2005	$400,000.00	422,916
Joseph Quattrocchi	3/8/2005	$25,000.00	26,432
Nasrollah Jahdi	4/15/2005	$25,000.00	26,432
Highgate House Funds, Ltd.	4/15/2005	$500,000.00	528,645
Pershing LLC as Custodian, IRA fbo Richard J. Mullin	5/9/2005	$100,000.00	105,729
SwissFinanz Partner AG	5/9/2005	$60,000.00	63,437
Daniel Stahl	5/9/2005	$50,000.00	52,865
Paul Remensberger	5/9/2005	$20,000.00	21,146
Hans Hausammann	5/9/2005	$20,000.00	21,146
Hans-Peter Knecht	5/9/2005	$20,000.00	21,146
Henry Fortier, III	5/9/2005	$25,000.00	26,432
Frederick P. Epstein	5/9/2005	$50,000.00	52,865
William Sybesma	5/9/2005	$75,000.00	79,297
Gary M. Glasscock	5/9/2005	$40,000.00	42,292
Joseph Gazzola & Josephine Gazzola JTWROS	5/9/2005	$25,000.00	26,432

TOTALS		$4,025,000.00	4,255,601